Exhibit 10.2

SECURITIES ESCROW AGREEMENT

This SECURITIES ESCROW AGREEMENT (“Agreement”), dated as of June 9, 2010 by and among CrowdGather, Inc., a Nevada corporation (the “Company”), the persons and entities listed on the Counterpart Signature Pages hereof (collectively, the “Adisn Stockholders”), and Esquire Consulting, Inc. (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below). For the purposes of this Agreement, Andrew Moeck shall act as representative of the Adisn Stockholders (the “Adisn Representative”).

WITNESSETH:

WHEREAS, the Company has entered into an Agreement and Plan of Merger dated June 4, 2010 among the Company, Adisn, Inc., a Delaware corporation (“Adisn”) and the Company’s wholly-owned subsidiary, Adisn Acquisition Corp. (the “Merger Agreement”), pursuant to which Adisn Acquisition Corp. shall merge with and into Adisn and Adisn will survive as the wholly-owned subsidiary of the Company (“Merger”);

WHEREAS, as an inducement to the Company to enter into the Merger Agreement, the Adisn Stockholders have agreed to place stock certificates of the Company’s Common Stock representing an aggregate of two million one hundred seventy two thousand six hundred two (2,172,602) shares of Common Stock (the “Escrow Shares”) into escrow for the benefit of the Company (i) to secure the indemnification obligations in Section 10(c)(i) and (iii) of the Merger Agreement, and (ii) in the event the Company fails to achieve certain financial performance thresholds for the six and twelve month periods following the closing of the Merger; and

WHEREAS, the Company has requested that the Escrow Agent hold the Escrow Shares on the terms and conditions set forth in this Agreement and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
TERMS OF THE ESCROW

1.1 Appointment of Escrow Agent. The parties hereby agree to appoint Esquire Consulting, Inc.  as Escrow Agent (the “Escrow Agent”), to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

1.2 Establishment of Escrow Account. Upon the execution of this Agreement, the Adisn Stockholders shall deliver to the Escrow Agent the Escrow Shares, along with a stock power executed in blank, signature medallion guaranteed or in other form and substance acceptable for transfer. The Escrow Agent shall hold the Escrow Shares and distribute the same as contemplated by this Agreement.

1.3 Lease Escrow Shares. The distribution of three hundred twenty three thousand eight hundred sixty four (323,864) of the Escrow Shares (“Lease Escrow Shares”) shall be based on the indemnification obligations in Section 10(c)(iii) of the Merger Agreement.

(a) The Lease Escrow Shares shall be distributed to the Adisn Stockholders in seven (7) equal installments at the end of each calendar quarter beginning September 30, 2010.  The number of Lease Escrow Shares distributed on any distribution date shall be subject to reduction for any pending or satisfied indemnification claims pursuant to Section 10(c)(iii) of the Merger Agreement. The distribution of the Lease Escrow Shares to the Adisn Stockholders shall accelerate and such shares shall be distributed in full immediately following the expiration of the applicable indemnification claims period set forth in Section 10(c)(v) of the Merger Agreement.

(b) During the initial six months of this Agreement, the Lease Escrow Shares may be distributed to the Company to satisfy any pending indemnification claims pursuant to Section 10(c)(iii) of the Merger Agreement. Such Lease Escrow Shares shall be valued at the price of Company’s common stock on the first day which such shares can be sold. Subsequent to the initial six months of this Agreement, the Company may instruct the Escrow Agent to sell an amount of the Lease Escrow Shares sufficient to satisfy any pending indemnification claims pursuant to Section 10(c)(iii) of the Merger Agreement.

1.4 Performance Threshold. The distribution of one million eight hundred forty eight thousand seven hundred thirty nine (1,848,739) of the Escrow Shares (“PT Escrow Shares”) shall be based upon the following performance threshold:

(a) The “Performance Threshold” shall be defined as gross revenues of One Million Two Hundred Fifty Thousand ($1,250,000) generated from Adisn’s operations for the twelve month period following the Closing Date (the “PT Period”) as determined in accordance with US GAAP.

 (b) For the purposes of this Agreement, “Gross Revenues” shall be defined in accordance with US GAAP.

1.5 Determination of Performance Threshold.

(a) The Performance Threshold shall be determined within five (5) business days following the filing by the Company of its Quarterly Report on Form 10-Q for the fiscal quarter in which end of the PT Period occured, or, if the end of the PT Period occured during the fourth quarter of a fiscal year, then within five (5) business days following the filing by the Company of its Annual Report on Form 10-K for such fiscal year, as appropriate.

 (b) The Company will provide the Adisn Representative with Adisn’s financial statements for the PT period, prepared in accordance with US GAAP, no later than five (5) business days following the filing by the Company of its Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, so as to allow the Adisn Representative the opportunity to evaluate whether the Performance Threshold was attained.

(c) No later than five (5) business days after delivery of the Adisn financial statements to the Adisn Representative, the Company and the Adisn Representative shall provide joint written instructions in accordance with the calculations above to the Escrow Agent (the “Disbursement Instructions”) instructing the Escrow Agent to issue and deliver the applicable PT Escrow Shares. Promptly after receiving the Disbursement Instructions, the Escrow Agent will issue and deliver the PT Escrow Shares in accordance with the Disbursement Instructions.

1.6 Distribution of the PT Escrow Shares. The parties other than the Escrow Agent hereby agree that the PT Escrow Shares shall be distributed to the appropriate parties based on the following formula:

(a) If Adisn fails to operate on a Break Even Cash Flow Basis (as defined below) for the six month period following the Closing Date, the PT Escrow Shares shall be returned by the Escrow Agent to the Company for cancellation as soon as practicable.

(b) If Adisn operates on a Break Even Cash Flow Basis for the initial six month period following the Closing Date, then PT Escrow Shares shall be distributed the appropriate parties based on the following formula:

(i) If Adisn does not achieve at least fifty percent (50%) of the Performance Threshold for the PT Period, the PT Escrow Shares shall be returned by the Escrow Agent to the Company for cancellation:

(ii) If Adisn achieves between fifty percent (50%) and seventy-five (75%) of the Performance Threshold for the PT Period, fifty percent (50%) of the PT Escrow Shares shall be returned to the Adisn Stockholders and fifty percent (50%) of the PT Escrow Shares shall be returned to the Company for cancellation: or

(iii) If Adisn achieves greater than seventy-five (75%) of the Performance Threshold for the PT Period, all of the PT Escrow Shares shall be returned to the Adisn Stockholders.

(c) Upon the occurrence of any of the following events, the PT Escrow Shares shall be immediately be distributed to the Adisn Stockholders: (i) the involuntary termination of Adisn Representative as Chief Executive Officer of Adisn (“Executive”) without Cause, or the involuntary termination of Executive’s authority to maintain primary control over operating decisions of Adisn (subject to the reasonable direction of the Board of Directors), (ii) the occurrence of a Change of Control of Adisn or (iii) the occurrence of a Change of Control of the Company.

“Break Even Cash Flow Basis” shall mean that cash flow from the operations of Adisn (determined in accordance with US GAAP, except as provided herein) shall be greater than or equal to zero.  For purposes hereof, the cash flow determination shall include all pre-existing liabilities of Adisn and exclude the effect of the following items: (a) any overhead, administrative expenses or other costs or expenses incurred by the Company and allocated to or paid by Adisn, (b) any claim, expense or payment of Adisn that is subject to an indemnification claim pursuant to this Agreement, (c) any costs, fees or expenses in incurred in connection with the Merger, and (d) non-recurring, non-operating items related to activities outside the ordinary course of business.

“Cause” shall mean any of the following:  (a) gross negligence, gross misconduct, or the failure of Executive to substantially perform his duties and responsibilities to the reasonable satisfaction of the Board, in the event such conduct continues after the Board has provided 30 days written notice to Executive and a reasonable opportunity to cure; (b) any material breach by Executive of his fiduciary duties to Adisn after 30 days written notice to Executive of such breach and a reasonable opportunity to cure such breach; (c) the conviction of Executive for any felony; (d) the commission by the Executive of any act of fraud or embezzlement against Adisn; or (e) Executive’s engagement in any act that results in substantial  injury to the reputation, business or business relationships of Adisn or the Company or that, in each case, has subjected, or if generally  known would subject, Adisn or the Company to public ridicule or embarrassment.

“Change of Control” with respect to any entity shall mean (i)  a sale, lease, conveyance or other disposition of all or substantially all of the assets of  such entity, (ii) the grant by the entity of an exclusive license of all substantially all of the entity’s intellectual property, (iii) any reorganization, merger or consolidation of the entity, other than a transaction or series of related transactions in which the holders of the voting securities of such entity outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of such entity or such other surviving or resulting entity, or (iv) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of such entity having the right to vote for the election of members of the Board of Directors  (other than in connection with the sale of voting securities with the primary purpose to fund such entity’s operations).

ARTICLE II
REPRESENTATIONS OF THE ADISN STOCKHOLDERS

2.1 Representations and Warranties. The Adisn Stockholders hereby represent and warrant to the Company as follows:

(i) The Adisn Stockholders are the record and beneficial owners of the Escrow Shares placed into escrow and own the Escrow Shares, free and clear of all pledges, liens, claims and encumbrances, except encumbrances created by this Agreement and the Merger Agreement. There are no restrictions on the ability of the Adisn Stockholders to transfer the Escrow Shares, other than transfer restrictions under the Lock-Up Agreement entered into the Adisn Stockholder in connection with the Merger Agreement and/or applicable federal and state securities laws.

(ii) The performance of this Agreement and compliance with the provisions hereof will not violate any provision of any law applicable to the Adisn Stockholder and will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a default under the terms of the certificate of incorporation or by-laws of the Adisn Stockholder, or any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Adisn Stockholders or affecting the Escrow Shares or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Adisn Stockholder, the creation of which would have a material adverse effect on the business and operations of the Adisn Stockholders. No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Adisn Stockholders, other than those already obtained. Upon the transfer of the Escrow Shares to the Company pursuant to this Agreement, the Company will be the record and beneficial owners of all of such shares and have good and valid title to all of such shares, free and clear of all encumbrances.

ARTICLE III
ESCROW AGENT

3.1 The Escrow Agent's duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company, the Adisn Representative and the Escrow Agent.

3.2 The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith and in the absence of gross negligence, fraud or willful misconduct, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent's attorneys-at-law shall be conclusive evidence of such good faith, in the absence of gross negligence, fraud or willful misconduct.

3.3 The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

3.4 The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud or willful misconduct.

3.5 The Company and the Adisn Stockholders shall pay Two Thousand Dollars ($2,000) to Escrow Agent, which shall represent Escrow Agent’s fees, costs and expenses arising from Escrow Agent’s performance of its obligations, duties and responsibilities pursuant to this Agreement. The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary to properly advise the Escrow Agent in connection with the Escrow Agent's duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor which shall be paid by the Escrow Agent.

3.6 The Escrow Agent's responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by giving 45 days’ prior written notice to the Company and the Adisn Stockholders. In the event of any such resignation, the Company and the Adisn Stockholders shall appoint a successor Escrow Agent and the Escrow Agent shall deliver to such successor Escrow Agent any escrow funds and other documents held by the Escrow Agent.

3.7 If the Escrow Agent reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall use its best efforts to join in furnishing such instruments.

3.8 It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents or the Escrow Shares held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent's sole discretion (1) to retain in the Escrow Agent's possession without liability to anyone all or any part of said documents or the Escrow Shares until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment or a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (2) to deliver the Escrow Shares and any other property and documents held by the Escrow Agent hereunder to a state or Federal court having competent subject matter jurisdiction and located in the City of Los Angeles, State of California, in accordance with the applicable procedure therefor.

3.9 The Company agrees to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder or the transactions contemplated hereby other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of the Escrow Agent.

ARTICLE IV
ADISN REPRESENTATIVE

4.1.           Appointment.  By virtue of the adoption of this Agreement and the approval of the Merger by the Adisn Stockholders, each Adisn Stockholder hereby initially appoints, as of the date of this Agreement, Andrew Moeck (together with his permitted successors, the “Adisn Representative”), as his, her or its true and lawful agent and attorney-in-fact to enter into this Agreement and any transactions contemplated by this Agreement and the Merger Agreement, and to: (i) give and receive notices and communications to or from the Company (on behalf of himself or any other Adisn Stockholders) and/or the Escrow Agent relating to this Agreement, the Merger Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Merger Agreement expressly contemplates that any such notice or communication shall be given or received by such Adisn Stockholders individually); (ii) authorize deliveries to the Company of stock from the escrow account in satisfaction of claims asserted by the Company (on behalf of itself or any other CGI Representative, including by not objecting to claims thereto); (iii) object to any claims by the Company to the escrow; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any indemnified party against any such Adisn Stockholder or by any such Adisn Stockholder against the Company or any CGI Representative or any dispute between any the Company (or any CGI Representative) and any such Adisn Stockholder, in each case relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby; (vi) amend this Agreement, the Merger Agreement or any other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Adisn Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any person under any circumstance.

4.2           Acceptance.  Andrew Moeck hereby accepts his appointment as the Adisn Representative.

4.3           Replacement.  The person serving as the Adisn Representative may be replaced from time to time by the holders of a majority in interest of the shares held in escrow pursuant to this Agreement upon not less than 10 days’ prior written notice to the Company and with the Company’s written consent, which shall not be unreasonably withheld.  No bond shall be required of the Adisn Representative, and the Adisn Representative shall receive no compensation for his services.  Notices or communications to or from the Adisn Representative shall constitute notice to or from each of the Adisn Stockholders.

4.4           No Liability.  The Adisn Representative shall not be liable to any Adisn Stockholder for any act done or omitted hereunder or under this Agreement or the Merger Agreement as the Adisn Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Adisn Stockholders shall jointly and severally indemnify the Adisn Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Adisn Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.  The Adisn Representative may receive reimbursement directly from the Adisn Stockholders out of distributions to them of the shares held in escrow (or proceeds from the sale of such shares sold at the direction of the Adisn Representative) for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Adisn Representative in the performance or discharge of his rights and obligations under this agreement. Prior to the distribution of any Lease Escrow Shares or PT Escrow Shares to the Adisn Stockholders, the Adisn Representative may instruct the Escrow Agent to sell an amount of the shares sufficient to satisfy any pending reimbursement claims by the Adisn Representative.

4.5           Notice.  Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Adisn Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Adisn Stockholders and shall be final, binding and conclusive upon each such Adisn Stockholder; and the Company and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Adisn Stockholder.  The Company and the Escrow Agent are hereby relieved from any liability to any person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Adisn Representative.

ARTICLE V
MISCELLANEOUS

5.1 Waiver. No waiver of, or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

5.2 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4.2), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Escrow Agent:

Esquire Consulting, Inc
949 Alandele Avenue
Los Angeles, CA 90036
Tel. No.: (949) 903-1903
Fax No.: (440) 848-6345

If to the Company:

CrowdGather, Inc.
20300 Ventura Blvd. Suite 330
Woodland Hills, CA 91364
Tel. No.: (818) 435-2472
Fax No.: (818) 435-2473

If to the Adisn Representative:

Andrew Moeck
3777 Long Beach Blvd., Suite 280
Long Beach, CA 90807
Tel. No.: (213) 814-3161
Fax No.: (562) 684-0772

or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above.

5.3 Successors and Assigns. This Escrow Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

5.4 Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter. This Escrow Agreement may not be modified, changed, supplemented, amended or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

5.5 Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

[Signatures Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

CROWDGATHER, INC.

By: _________________________________

Name: Sanjay Sabnani
Title: Chief Executive Officer

ESCROW AGENT:

ESQUIRE CONSULTING, INC.

By: _______________________________
Name:  Lan Nguyen, Esq.
Title:  President

SIGNATURE PAGE OF ADISN STOCKHOLDERS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                           ADISN STOCKHOLDER

(Print Adisn Stockholder name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

Number of Shares of Common Stock

[SIGNATURE PAGES CONTINUE]